Exhibit 5.1

August 9, 2023

Aquestive Therapeutics, Inc.

50 Technology Drive

Warren, NJ 07059

Re: Aquestive Therapeutics, Inc. – Registration Statement on Form S-8

This opinion is submitted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by Aquestive Therapeutics, Inc., a Delaware corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 2,000,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable under the Aquestive Therapeutics, Inc. 2018 Equity Incentive Plan, as amended (the “Plan”).

I am the Senior Vice President, General Counsel and Corporate Secretary of the Company and, in that capacity, I, or lawyers employed by the Company acting under my supervision, have examined the written documents constituting the Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

In my examination of such documents and records, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the legal capacity of natural persons, the conformity with the originals of all documents submitted to me as copies and the authenticity of the originals of such latter documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, I am of the opinion that, when the Registration Statement shall have become effective under the Act and the Shares have been duly issued and delivered in the manner contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion as to the effect of the laws of any other jurisdiction. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement such opinion should such law be changed by legislative action, judicial action or otherwise. This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my express prior written consent.

I hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Lori J. Braender
Lori J. Braender
Senior Vice President, General Counsel and
Corporate Secretary